Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-45457




                              AMSCAN HOLDINGS, INC.

Supplement No. 6 to Prospectus dated July 31, 2001 as supplemented by Supplement No. 1 dated August 1, 2001,
Supplement No. 2 dated August 3, 2001,
Supplement No. 3 dated November 14, 2001,
Supplement No. 4 dated April 1, 2002, and
Supplement No. 5 to Prospectus dated May 15, 2002

The date of this Supplement No. 6 is May 28, 2002.

On May 28, 2002, Amscan Holdings, Inc. filed the attached report on Form 8-K.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549




                                    FORM 8-K
                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) May 24, 2002




                              AMSCAN HOLDINGS, INC.
             (Exact Name of Registrant as specified in its charter)



              Delaware                        000-21827                       13-3911462
   (State or other jurisdiction of     (Commission File Number)       (IRS Employer Identification
           incorporation)                                                       No.


          80 Grasslands Road, Elmsford, New York            10523
         (Address of Principal Executive Offices)         (Zip Code)






Registrant's telephone number, including area code: (914) 345-2020

Item 5. Other Events and Regulation FD Disclosure

     On May 24, 2002, Amscan Holdings, Inc. (the "Company") issued a press release announcing that it has begun reviewing options available to it to effect a recapitalization of the Company. The Company's press release dated May 24, 2002 is incorporated herein by reference and filed as an exhibit hereto.

Item 7. Financial Statements and Exhibits

     (a) Not applicable

     (b) Not applicable

     (c) Exhibits

    Exhibit No.                                  Description
         19          Press Release dated May 24, 2002 of Amscan Holdings, Inc.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     AMSCAN HOLDINGS, INC.


                                     By:       /s/ Michael A. Correale
                                          ------------------------------------
                                              Michael A. Correale
                                              Chief Financial Officer


May 28, 2002

                                  EXHIBIT INDEX

     Exhibit No.                                  Description
          19          Press Release dated May 24, 2002 of Amscan Holdings, Inc.

FOR IMMEDIATE RELEASE

                                  PRESS RELEASE

                    Amscan Announces Review of Capitalization

                                                      Contact: James M. Harrison
                                                                  (914) 784-4014

                                                             Michael A. Correale
                                                                  (914) 784-4050


     ELMSFORD, NEW YORK. May 24, 2002. Amscan Holdings, Inc. announced today that it has begun reviewing options available to it to effect a recapitalization of the Company. Among the alternatives that the Company expects to consider are new revolving or term credit facilities, an initial public offering or a private sale of equity or debt securities. The Company anticipates that, if it consummates such a transaction, substantially all of the net proceeds would be applied to repay existing indebtedness. At the same time, the Company will continue actively to pursue and evaluate any strategic opportunities that are or become available to determine if any would enhance stockholder value, including asset purchases or sales or other acquisition or disposition transactions. There is no certainty that the Company will conclude any recapitalization or other strategic transaction, and the Company assumes no obligation to update the information contained in this press release.

     Amscan designs, manufactures and distributes decorative party goods, including paper and plastic tableware, accessories and novelties. It also has product lines of home, baby and wedding products.

     This press release does not constitute an offer of any securities for sale.

     This press release includes "forward-looking statements" within the meaning of various provisions of the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that Amscan expects or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions and analyses made by Amscan in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. Actual results may differ materially from those indicated by the forward-looking statements.